UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2022

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On September 14, 2022, Altimmune, Inc. (the “Company”) issued a press release announcing results from its Phase 1b study of ALT-801 (pemvidutide) in subjects with non-alcoholic fatty liver disease (NAFLD). The Company intends to host a conference call and live webcast to discuss the results on September 14, 2022 at 8:30 a.m. E.T. The Company has made available a slide presentation to accompany the call, a copy of which is being furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing. The Company undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.2.

Item 8.01 Other Events

On September 14, 2022, the Company announced results from a 12-week, Phase 1b study of pemvidutide (proposed INN, formerly known as ALT-801), an investigational glucagon-like peptide-1 (GLP-1)/glucagon dual receptor agonist.

The trial was a randomized, double-blind, placebo-controlled study, with Dr. Stephen A. Harrison, Medical Director, Pinnacle Research, serving as the Principal Investigator. Ninety-four (94) subjects were randomized 1:1:1:1 to 1.2 mg, 1.8 mg, 2.4 mg pemvidutide or placebo administered weekly for 12 weeks. No dose titration was used with 1.2 mg or 1.8 mg dose, while a short 4-week dose titration was employed at the 2.4 mg dose. The primary efficacy endpoint was the percent reduction in liver fat content from baseline, and the key secondary efficacy endpoint was the percent weight loss from baseline. The trial was conducted as a NAFLD clinical trial, and the dietary and exercise interventions that are standard for obesity trials were not employed.

Subjects were randomized and treated at 13 sites across the U.S. Mean BMI at baseline was 36 kg/m2 and mean liver fat content, as measured by MRI-PDFF, was approximately 22%. Twenty-seven (29%) subjects had type 2 diabetes at baseline, and approximately 75% of trial subjects were of Hispanic ethnicity.

The trial met its primary endpoint in all pemvidutide treatment groups. At the 1.8 mg dose (with and without diabetes), pemvidutide achieved a mean relative reduction of liver fat content of 68.5%, with 94.4% of subjects achieving a 30% reduction in liver fat, 72.2% achieving a 50% reduction in liver fat, and 55.6% of subjects achieving normalization of liver fat, defined as liver fat fraction of 5% or less. In addition, mean serum alanine aminotransferase (ALT) levels declined in all subjects, and in subjects with baseline serum ALT above 30 IU/L, levels declined more than 17 IU/L at all dose levels and 27.0 IU/L in the 2.4 mg dose cohort.

The trial also met its key secondary endpoint in all pemvidutide treatment groups. Employing an efficacy estimand, mean weight losses of 4.9% (placebo-adjusted 4.7%) in subjects without diabetes and 4.4% in subjects with diabetes (placebo-adjusted 3.9%) were achieved at the 1.8 and 2.4 mg doses, respectively.

Pemvidutide was reported to be generally well tolerated. Gastrointestinal events comprised the majority of the adverse events (AEs). Even without dose titration, the symptoms experienced by subjects were predominantly mild and transient in nature and consistent with known GLP-1 class effects. No serious or severe AEs were reported. Two subjects treated with pemvidutide discontinued treatment due to AEs [1 (4.3%) at 1.8 mg and 1 (4.2%) at 2.4 mg], both secondary to gastrointestinal intolerability. No clinically significant ALT elevations (defined as an increase to 3-fold or greater the upper limit of normal) were observed. Glycemic control was unaffected, with no clinically meaningful changes in HbA1c or fasting glucose. Clinically meaningful reductions in systolic blood pressure were observed, along with the 2-3 beat per minute increase in heart rate typical for GLP-1 class of drugs.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

No.	Description

99.1	Press Release of Altimmune, Inc. dated September 14, 2022

99.2	Slide Presentation of Altimmune, Inc. dated September 14, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ Richard Eisenstadt
Name: Richard Eisenstadt
Title: Chief Financial Officer

Dated: September 14, 2022